Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 19th day of February, 2014, between PowerSource Solutions, Inc,, a Virginia corporation (PowerSource), and Integral Technologies, Inc., a Nevada corporation ("Integral"), on behalf of itself and its affiliates (Client).

WITNESSETH:

WHEREAS, PowerSource has significant business and consulting experience and desires to be retained by the Client upon the terms and conditions hereinafter set forth; and

WHEREAS, the Client desires to retain PowerSource upon the terms and conditions hereinafter set forth. Client is a development stage company, and engages in the research, development, and commercialization of an electrically conductive resin-based material known as 'ElectriPlast'

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Consulting Services.

(a)      Integral requires an experienced public-company chief financial officer("CFO") to work with the executive team and Board of Directors to realize the strategic value of ElectriPlast and the broader Integral potential. Key duties will include collaborating with the existing team to further develop the business plan and financial model to establish strategic fund-raising initiatives. PowerSource will provide advisory and consulting services to management as part of the outsource CFO role, and will actively work with the team to develop and execute strategic initiatives with the CEO and Chairman. In addition, PowerSource will direct the accounting and financial reporting functions of Integral, which will be performed by a combination of internal and external resources.

(b)      PowerSource will use W. Bartlett Snell ("Mr. Snell"), CEO of PowerSource, as its resource as the outsource CFO in a less than full-time commitment on the assignment. Integral will commit to provide the necessary accounting resources to supplement the CFO workload, PowerSource may elect to add resources to supplement Mr. Snell in the event of peak workload or absence from office for vacation or other necessary periods of leave.

2.    Data Requirements.    PowerSource shall from time to time during the term of this Agreement review Client's existing financial and business plan, marketing and sales strategy, historical financial data, and provide advice as may be necessary. PowerSource will require ready access to Client leadership and other advisors for information and to discuss alternatives. PowerSource will access external databases and may, with the prior consent of Client, retain additional subject matter experts in potential areas including competitive analysis, intellectual property protection, and similar areas.

Integral-PowerSource Agreement

3.	Term:

(a)    The Base Agreement Period will begin on February 2014 and will end on September 30, 2015.

(b)   The Base Agreement Period is expected to be extended by both parties and will automatically extend for multiple one-year periods on the anniversary dates of this agreement, unless either party provides notice to terminate with at least six months notice,

(c)     In the event Integral elects to terminate this agreement for reasons other than Cause as defined in Section 7, during the Base Period, Integral will be obligated to pay 6 months of base fees. All unvested options will vest for at the effective date of termination, unless this agreement is ended for Cause.

4.	Fee:

(a)      General. It is understood by both parties that PowerSource is providing a resource to provide executive services at a Base Equivalent Headcount level of twenty- five to fifty percent (25-50%) workload commitment on behalf of the Client, Client may increase this resource Equivalent Headcount level with the mutual commitment of PowerSource and with a corresponding adjustment to the fee structure.

(b)      Monthly Cash Fee

(i)	Base Cash Fee: PowerSource will establish a base level of support at 25- 50% of Mr. Snell's standard 160 hour month. The Base Fee will be $7,500.

(ii)	Fee for work periods in excess of the base support level: PowerSource will invoice Integral for hours worked above the agreed based level of support at an hourly rate of $125 per hour.

(c)      Equity

Integral will grant Mr. Snell 250,000 stock options that are fully vested on the effective date of the agreement. Integral will also grant Mr. Snell an additional 500i000 stock options on the signing of the agreement, which will vest: (i)upon the achievement of the individual milestones listed in the following section, or (ii)if terminated for any reason other than cause, fifty percent (50%) of the then unvested options will vest. Vesting will occur as individual milestones are achieved, not to exceed the total milestone option grant of 500,000 stock options, except for the additional stock options to be granted in Sections 4.(d)(iv), 4.(d)(v)(1), 4,(d)(v)(2), and 4.(d)(v)(3).AII options will be issued at the closing price of Integral stock on the day of the signing of this agreement. All options will have a term of 3 years.

(d)      Milestones

It is understood that PowerSource's immediate priority is to assist the company in achieving certain milestones. For each milestone achieved, the company agrees to vest the stock options associated with the milestone achievement.

(i)	Annual Revenue: Once the company has achieved a trailing 12-month revenue of $2M, the company agrees to vest an incremental 100,000 options,

(ii)	EBITDA: Once the company has achieved a trailing 12-month EBITDA of breakeven or greater, the company agrees to vest and incremental 100,000 options.

Integral-PowerSource Agreement

(iii)	M&A Acquisition: Once the company has closed an acquisition that results in the Integral or an affiliated entity holding at least 10% of the equity of a third party entity, the company agrees to vest an incremental 100,000 options. In addition, the company agrees to pay an incremental cash milestone fee of $25,000. In the event of more than one acquisition occurring that meets the parameters of this section, the company agrees to vest stock options and make the cash fee payment along the identical terms as described for the first M&A transaction.

(iv)	Strategic Funding: Once the company has completed a fund-raising event that results in at least $25M of new cash entering the company as a result of the funding event, the company agrees to vest 100,000 options. The company agrees to make a new stock option grant of 200,000 vested options at the then effective price at the same time as the vesting occurs for the base 100,000 options in this section.

(v)	Market Capitalization Appreciation:

(1)    Once the company has reached an average daily market capitalization value of at least $125M for 180 days, the company agrees to vest 250,000 options. The company agrees to make a new stock option grant of 250,000 options once the $125M market capitalization value milestone is reached.
(2)    Once the company has reached an average daily market capitalization value of at least $500M for 180 days, the company agrees to vest the 250,000 options granted in 4.(d)(v)(1). The company agrees to make a new stock option grant of 250,000 options once the $500M market capitalization value milestone is reached.
(3)    Once the company has reached an average daily market capitalization value of at least $750M for 180 days, the company agrees to vest 250,000 options granted in 4.(d)(v)(2). The company agrees to make a new stock option grant of 250,000 options once the $500M market capitalization value milestone is reached.

5.	Payment

PowerSource operates on fixed monthly retainers from clients. Payment of all monthly cash retainer fees will be due and payable at the beginning of every month, for that month's prospective consulting activities. PowerSource will provide an invoice for information purposes 10 days prior to the beginning of the next consulting period. The first retainer fee payment will be due on or before March 1, 2014 and will not require an invoice. All travel and out-of-pocket expenditures by PowerSource on Integral's behalf will be due and payable 10 business days after the date of invoice.

6.	Travel & Out-of-pocket

Integral agrees to pay all reasonable and customary travel and out-of-pocket expenses PowerSource incurs on Integral's behalf. PowerSource must receive prior approval from Integral prior to any travel, and will provide Integral the opportunity for prior review and approval of all out-of-pocket expenses greater than $25.

Integral-PowerSource Agreement

7.	Termination of Agreement

(a)    Events of Termination. This Agreement may be terminated as follows:

(i)	death of the CFO;

(ii)
Disability of the CFOFor purposes of this Agreement, the CFO shall be deemed to have a "Disability" when: (a) the CFO has been unable, by reason of illness or injury, to perform his normal duties on behalf of Integral on a full time basis for a period of 120 days, whether or not consecutive, within the preceding 360-day period; or (b) upon the receipt by the CFO of disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the CFO.

(iii)	fraud, dishonesty, willful misconduct or gross negligence of the CFO;

(iv)	willful breach of this Agreement by the CFO or any breach of Section 8 of this Agreement;

(v)	willful damage by the CFO of Integral's property, business, reputation or goodwill;

(vi)	if the CFO willfully causes physical injury to any independent contractor, or agent of Integral;

(vii)	the conviction of the CFO of, or the entry of a plea of guilty or nolo contendere by the CFO to any felony, or to any misdemeanor involving dishonesty;

(viii)
if the CFO sexually harasses any CFO, contractor of Integral or other parties or commits any act which otherwise creates an offensive work environment for CFOs, contractors of Integral or other parties;

(ix)	if the CFO solicits business on behalf of a competitor or potential competitor who competes in Integral's market;

(x)	if a guardian or conservator is appointed for the CFO by a court of competent jurisdiction; or

(xi)	if the CFO uses or is under the influence of any mood altering or controlled substances during work hours, except as prescribed by a physician.

a)    In the event the CFO is terminated for "Cause," Integral shall pay the CFO his Cash Fee and any earned Milestone payments up to the effective date of such termination. For purposes of this Section 7.a, termination for "Cause" shall include termination for the reasons enumerated in Sections 7.a(iii), 7.a(iv), 7.a(v), 7.a(vi), 7.a(vii), 7.a(viii), 7.a(ix), 7.a(xi). Termination for Cause shall be effective immediately.

b)    In the event the CFO is terminated pursuant to Sections 7.a(i), 7.a(ii) or 7.a(x), Integral shall pay the CFO severance cash fees in the amount of six (6) months Base Cash Fee continuation upon the effective date of the termination. The CFO shall be entitled to the payment of a pro rata portion of the CFO's Milestone Payments, if any, already accrued as of the date of termination for the year in which the CFO is terminated.

c)    Following the Base Agreement Period defined in Section 3.a, any other provision of this Agreement notwithstanding, Integral shall have the right to terminate the CFO's employment without Cause upon thirty (30) days written notice to the CFO pursuant to

Integral-PowerSource Agreement

Section 3. Upon termination of this Agreement without Cause pursuant to Section 3, the CFO will be entitled to the following payments for a period of three (3) months from the cessation of the CFO's engagement: (i) continuing payment of the CFO's Base Cash Fee and continuing payment of the CFO's Milestone Payments if earned, calculated and paid monthly. These payments will be made to the CFO pursuant to the Company's normal business expense reimbursement practices. The payment of the benefits of this Section shall be contingent upon the CFO executing a general release of claims against the Company in a form acceptable to the Company and the CFO's continued compliance with his obligations under the CFO Proprietary Information Agreement.

B.	Integral Matters: Restrictive Covenants.

(a)    Proprietary Information and Inventions. Concurrently with or prior to the execution of this Agreement, PowerSource shall have signed a copy of the Integral's Confidentiality Agreement. Integral agrees to provide PowerSource with confidential information, as defined in the Confidentiality Agreement, subsequent to execution of the Confidentiality Agreement.

(b)    Return of Integral Property. PowerSource agrees that, at the time of leaving the engagement by Integral, PowerSource will deliver to Integral (and will not keep in PowerSource's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by PowerSource pursuant to PowerSource's engagement with Integral or otherwise belonging to Integral, its successors or assigns. PowerSource will retain all work papers created by PowerSource on behalf of its work for Integral.

9.	Indemnity

(a)      Integral agrees to indemnify PowerSource for any and all services performed directly or indirectly by PowerSource for Integral.

(b)      In the event PowerSource is included in any litigation jointly or in part by Integral with any third party for which Integral personnel provided services, Integral agrees to reimburse PowerSource for all actual legal expenses and payments by PowerSource. PowerSource will have the option of selecting its own counsel in such proceedings, and Integral agrees to directly pay in a prompt and timely manner all PowerSource expenses to PowerSource's counsel.

10.	Miscellaneous.

Independent Contractor. Integral is retaining PowerSource as an independent contractor

11.    Entire Agreement: Binding Effect. This Agreement and the Confidentiality Agreement set forth the entire understanding between the parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them regarding the subject matter of this Agreement; and neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Agreement or the Confidentiality Agreement, except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on PowerSource and on Integral and their successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by PowerSource or Integral without the prior written consent of the other party (except that Integral shall be entitled to assign this Agreement to a successor entity and/or in connection with the sale of all or substantially all of Integral's assets, or a merger or consolidation in which the Integral is not the surviving entity). Except as specifically contemplated by and modified in this Agreement, the terms and conditions of all outstanding equity award agreements shall continue to govern such agreements.

Integral-PowerSource Agreement

12.    Absence of Conflict. PowerSource represents and warrants that PowerSource's engagement by Integral as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

13.	ARBITRATION.

(a)          General. Any controversy or claim arising out of or relating to this Agreement or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the judgment upon the award rendered by the arbitration(s) may be entered in any court having jurisdiction thereof.

(b)       Procedure. Any arbitration will be administered by JAMS and a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Procedures. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. To the extent permitted by law, Integral and PowerSource shall each pay one-half of the costs and expenses of such arbitration, with each party paying separately their respective counsel fees and expenses. The arbitrator shall administer and conduct any arbitration in a manner consistent with Employment Arbitration Rules and Procedures of JAMS.

(c)         Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute (with the sole exception of those disputes that may arise from the Confidentiality Agreement, which shall be resolved in accordance with the dispute resolution procedures set forth therein) between PowerSource and Integral, Accordingly, except as otherwise provided herein, neither PowerSource nor Integral will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Integral policy, and the arbitrator shall not order or require Integral to adopt a policy not otherwise required by law, which Integral has not adopted.

(d)     Availability of Equitable Relief. Any party may also petition the court for injunctive or other equitable relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement, In the event that either party seeks such relief, no bond shall be required and the prevailing party shall be entitled to recover reasonable costs and attorneys1 fees. Any such relief will be filed in any state or federal court serving Fairfax County, Virginia.

Integral-PowerSource Agreement

14.    Waivers.  No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

15.    Reformation. If any sentence, paragraph or clause of this Agreement, or combination of the same, is in violation of any applicable law or regulation, or is unenforceable or void for any reason, such sentence, paragraph, clause or combinations of same shall be modified to the extent necessary to accomplish the intention on such provision without violating applicable law or regulation. Notwithstanding, the remainder of the Agreement shall remain binding upon the parties,

16.     Notices.  All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier of: (i) actual receipt; (ii) three (3) business days after being deposited in U.S. mail, registered or certified, postage prepaid; (iii) upon delivery, if delivered by hand; (iv) one (1) business day after transmission, if sent by facsimile (confirmation received); or (v) one (1) business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid. Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

If to Integral:	Integral Technologies, Inc. 805 W. Orchard Dr. Suite 7 Bellingham WA 98225

If to PowerSource:	PowerSource Solutions, Inc. PO Box1271 McLean, Virginia 22101

17.     Non-Disparagement. PowerSource and Integral agree to, during PowerSource's engagement with Integral and indefinitely thereafter, refrain from any defamation, libel or slander of PowerSource or Integral or its products, services, officers, directors, CFOs, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations.

18.    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the employment laws and the other laws of the Commonwealth of Virginia as they apply to contracts entered into and wholly to be performed therein by residents thereof.

19.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

20.     Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

Integral-PowerSource Agreement

21.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

22.     Amendment and Waivers. Any term or provision of this Agreement may be amended or otherwise modified only by a writing signed by each party hereto. The waiver by a party of any breach hereof or default hereunder shall not be deemed to constitute a waiver of any other breach or default. The failure of any party to enforce any provision hereof shall not be construed as or constitute a waiver of the right of such party thereafter to enforce such provision.

23.     Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PowerSource Solutions, Inc.

By:	/s/ W. Bartlett Snell
Name:	W. Bartlett Snell
Title:	CEO

Integral, Inc.:

By:	/s/ Douglas Bathauer
Name:	Douglas Bathauer
Title:	CEO